December 18, 2006

Current Officer, Directors and Shareholders

Souvall-Page and Company, Inc. and Souvall-

Page and Company, Inc.

RE:

Indemnification Agreement

Gentlemen:

This letter (“Letter”) confirms our agreement to indemnify the current officers, directors and shareholders of Souvall-Page & Company, Inc., a Utah corporation (“ABA Utah”), and ABA Utah.  This letter is being delivered in reference to the following:

1.

American Basketball Association, Inc., an Indiana Corporation (“ABA Indiana”), proposes to merge with ABA Acquisition Corp. an Indiana corporation, recently formed as a wholly-owned subsidiary of ABA Utah (the “Reverse Merger”).

2.

On completion of the Reverse Merger

•

ABA Indiana will be the surviving entity

•

ABA Indiana will be wholly owned by ABA Utah, a corporation, whose shares are listed for trading on the Nasdaq Over-the-Counter Bulletin Board

•

ABA Utah will change its name to “American Basketball Association, Inc.”

•

The shareholders of ABA Utah, including the undersigned, will control ABA Utah, and

•

The undersigned, who are officers and directors of ABA Indiana, will become officers and directors of ABA Utah.

3.

ABA Indiana is currently endeavoring to sell 2,000,000 Units, at $1.20 per Unit, through a Stock Purchase Agreement (the “SPA”), for which Capital Growth Financial LLC (“CGF”) is acting as placement agent.  Each Unit consists of two shares of common stock and a redeemable stock purchase warrant.

We, Joseph F. Newman (“Newman” and Richard P. Tinkham, Jr. (“Newman”) (collectively “Indemnitors”), are controlling shareholders, directors and officers of ABA.  In order to induce, the current officers, directors and shareholders of ABA Utah and ABA Utah to complete the transactions contemplated in the Reverse Merger, we have agreed to provide the indemnification set forth herein.  We have a material interest in the transactions contemplated in the Offering.

Indemnification.

Indemnification.  From and after the Closing Date (as defined in the Reverse Merger documents), Joseph F. Newman and Richard P. Tinkham, Jr. in their individual capacities, shall indemnify and hold harmless the current officers, directors and shareholders of ABA Utah, and ABA Utah, jointly and severally, (each, an “Indemnified

Person”) from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature description incurred by such Indemnified Person in connection therewith, including consequential and punitive damages) (collectively, “Damages”) that such Indemnified Person may sustain, suffer or incur and that result from, arise out of or relate to any action or omission of the Company through Closing Date or that result from a material breach of any of the following representations, warranties, covenants or agreements of Company contained in the Agreement and Plan of Merger between ABA Indiana, ABA Utah and ABA Acquisition dated December 18, 2006 which are qualified in their entirety by the information set forth within the Stock Purchase Agreement of even date: (a) Organization, Good Standing and Qualification; (b) Capitalization;(c) Authorization; Binding Obligations; (d) No Contravention; (e) Financial Statements; (f) No Undisclosed Liabilities; (g) Title to Properties and Assets; Liens; (h) Intellectual Property; (i) Litigation; (j) Employment Matters; (k) Registration Rights; (l) Compliance with Laws; Governmental Consents; Permits; and (m) Information to Company Shareholders.  For the purposes hereunder “a material breach” shall be one that results in Damages of at least $5,000. The indemnity provisions set forth in this Section 8(n), shall survive the Closing and continue for one year.

Any Indemnified Person who desires to seek indemnification under any part of this Section 8(n) shall give written notice in accordance with this section in reasonable detail (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) and to the Company’s corporate counsel.  Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof.  If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Person shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”).  If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim.  Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given.  Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice.  If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice.  If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

If any Indemnitor shall be obligated to indemnify an Indemnified Person pursuant to this section, such Indemnitor shall pay to such Indemnified Person the amount to which such Indemnified Person shall be entitled within fifteen (15) Business Days after (i) a disputed claim is determined in favor of the Indemnified Person pursuant to this section of this Agreement, or (ii) the Response Period has expired without a response which satisfies the provisions of this section from an Indemnitor.  If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Person interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus five percent (5%).

An Indemnified Person that desires to seek indemnification under any part of this section with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action.  After such notice, any Indemnitor may, or if so requested by such Indemnified Person, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Person; provided, however, that such Indemnified Person shall have the right to participate, at its own expense, in the defense of such Action; and provided, further, that the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld).  Any failure to give prompt notice under this section shall not bar an Indemnified Party’s right to claim indemnification under this section, except to the extent that an Indemnitor shall have been harmed by such failure.

Any claim by any Party for indemnification shall not be adversely affected by any investigation by, or opportunity to, investigate afforded to any such person, nor shall such a claim be adversely affected by any such person’s knowledge on or before the Closing Date of any breach or of any state of facts that may give rise to such a breach.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

Nothing herein shall be deemed to prevent an Indemnified Person from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”) provided the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Person has reasonable grounds to believe that such a claim may be made.

The indemnification rights under this section are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by this section.

Very truly yours,

________________

____________________

Joseph F. Newman

Richard P. Tinkham, Jr.

The foregoing is agreed to and accepted this _____ day of December, 2006.

Souvall-Page and Company, Inc., a Utah corporation

By_________________________________

    David C. Merrill, President